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EXHIBIT 4.10


              AMENDMENT NO. 2 TO THE 9% CONVERTIBLE DEBENTURE, DUE
          MAY 15, 2006, ISSUED TO MIDSUMMER INVESTMENT LTD. AND WAIVER

         This Amendment No. 2 ("AMENDMENT") is made to that certain 9% Convertible Debenture, due May 15, 2006, issued by Island Pacific, Inc. (the "COMPANY") to Midsummer Investment Ltd. ("MIDSUMMER") (the "DEBENTURE").

         FOR VALUE RECEIVED, and in consideration for Midsummer (a) waiving all outstanding accrued and unpaid liquidated damages, pursuant to the Debenture and the Registration Rights Agreement dated as of March 15, 2004 among the Company, Midsummer and the purchasers signatory thereto (the "Registration Rights Agreement"), due and owing as of the date of this Amendment, (b) waiving all such liquidated damages that may accrue prior to January 31, 2005, (c) forever waiving and forbearing any and all rights and remedies with respect to the Events of Default under the Debenture that occurred (i) on November 15, 2004 as a result of the Company's failure to cause a registration statement to be declared effective on or prior to such date pursuant to the terms of Amendment No. 1 to the Debenture, dated July 30, 2004 (the "FIRST AMENDMENT") and (ii) on October 29, 2004 as a result of the Company's failure to secure Shareholder Approval for the issuance of the Debenture and related warrants (PROVIDED, HOWEVER, that the waivers and forbearances in this subparagraph (c) shall not apply to any other past, present or future Event of Default that may have, has or does occur), and (d) agreeing to all other amendments to the Debenture set forth herein, the parties agrees as follows:

         1. INTEREST PAYMENTS. The Preamble to the Debenture shall be amended and restated as follows:

                  "FOR VALUE RECEIVED, the Company promises to pay to Midsummer Investment Ltd. or its registered assigns (the "HOLDER"), the principal sum of $1,250,000 on May 15, 2006 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "MATURITY DATE") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 9% per annum, payable monthly, beginning on the first day of the first month after the Original Issue Date and on each Conversion Date (as to that principal amount then being converted), on each Monthly Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an "INTEREST PAYMENT DATE"), in cash or shares of Common Stock at the Interest Conversion Rate, or a combination thereof; PROVIDED, HOWEVER, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date ("CONDITION PERIOD") all of the Equity Conditions have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth below; PROVIDED, HOWEVER, if prior to any Condition Period the Company notifies the Holder that the Interest Conversion Rate as to such Condition Period shall be 80% of the lesser of (i) the average of the 20 VWAPs immediately prior to the such applicable Interest Payment Date or (ii) the average of the 20 VWAPs immediately prior to the date such applicable interest payment shares are issued and delivered if after the Interest Payment Date, the Company shall not be required to meet clause (iii) of the Equity Conditions during such Condition Period regarding the effectiveness of the registration statements. The Company may indicate in such notice that such adjustment of the Interest Conversion Rate shall continue until such time as the Company provides the Holder with 20 Trading Days' prior written notice to the contrary. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to an Interest Payment Date, the Company's election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to the ensuing Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 4(b) and for purposes of the payment of interest in shares only, the Interest Payment Date shall be deemed the Conversion Date for those shares. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Conversion Shares within the time period required by
         Section 4(b)(i). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "DEBENTURE REGISTER"). All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("LATE Fee") which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Except as is set forth in Section 5(a) of this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the holders."

         2. SET PRICE OF THE DEBENTURE. Section 4(c)(i) of the Debenture shall be amended and restated as follows:

                  "(c)(i) CONVERSION PRICE. The conversion price in effect on any Conversion Date shall be equal to $0.37 (subject to adjustment herein)(the "SET PRICE")."

         Such reduction shall be automatic, effective immediately and not require any further action by the Company or Midsummer to effect such adjustment.

         3. ADDITIONAL WARRANT. Within 3 Trading Days of the date hereof, the Company shall issue Midsummer an additional warrant, in the form of the Series A Warrants, to purchase up to 200,000 shares of Common Stock at an exercise price equal to $0.41 per share, subject to adjustment therein, with terms and conditions otherwise identical to the Series A Warrants ("SECOND AMENDMENT WARRANT").

         4. REGISTRATION OF COMMON STOCK ISSUABLE PURSUANT TO THIS AMENDMENT. All shares of Common Stock issuable pursuant to the Debentures, the Series A Warrants, the Series B Warrants, the First Amendment and the Second Amendment Warrant shall be included in the next registration statement to be filed by the Company. The Company shall use best efforts to have such registration statement declared effective on or prior in January 31, 2005 ("AMENDMENT EFFECTIVENESS DATE"). It is acknowledged and understood that any failure to cause such registration statement to be declared effective on or before the Amendment Effectiveness Date, or the occurrence of any Event under the Registration Rights Agreement, shall result in the resumption of liquidated damages thereunder accruing on and from February 1, 2005.

         5. EQUITY CONDITIONS. The definition of Equity Conditions set forth in
Section 6(b) of the Debenture is amended as follows:

         Subsection (vii) is deleted in its entirety and replaced as follows:

         "(vii) (A) any contemplated issuance, ignoring for such purposes any conversion or exercise limitations, does not violate the limitations set forth in Sections 4(a)(ii)(A) and (B) all of the shares issued or issuable pursuant to the Transaction Documents in full, ignoring for such purposes any conversion or exercise limitation therein, would not violate the limitations set forth in Sections 4(a)(ii)(B)"

         6. MIDSUMMER'S REPRESENTATIONS. In connection with the issuance of the Second Amendment Warrant Midsummer represents and warrants the following:

                  (a) VIEW TO DISTRIBUTE. Midsummer is acquiring the Second Amendment Warrant as principal for its own account and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to Midsummer's right, subject to the provisions of the Second Amendment Warrant, at all times to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration and in compliance with applicable federal and state securities laws. Midsummer is acquiring the Second Amendment Warrant in the ordinary course of its business and does not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities.

                  (b) MIDSUMMER STATUS. At the time Midsummer was offered the Second Amendment Warrant, it was, and at the date hereof it is, and on each date on which it exercises the Second Amendment Warrant it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act. Midsummer has not been formed solely for the purpose of acquiring the Second Amendment Warrant. Midsummer is not a registered broker-dealer under Section 15 of the Securities and Exchange Act of 1934, as amended.

                  (c) EXPERIENCE OF MIDSUMMER. Midsummer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Second Amendment Warrant, and has so evaluated the merits and risks of such investment. Midsummer is able to bear the economic risk of an investment in the Second Amendment Warrant and, at the present time, is able to afford a complete loss of such investment.

                  (d) GENERAL SOLICITATION. Midsummer is not purchasing the Second Amendment Warrant as a result of any advertisement, article, notice or other communication regarding the Second Amendment Warrant published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

         7. SHAREHOLDER APPROVAL. The Company represents and warrants to Midsummer that the conversion or exercise in full of all of the securities of the Company held by Midsummer that were issued pursuant to the Transaction Documents, ignoring for such purposes any conversion or exercise limitations, does not require Shareholder Approval under the rules and regulations of the Principal Market. If at any time hereafter the Company believes, or is notified by Midsummer or the Principal Market that shareholder approval is required for the exercise in full of all such securities, ignoring for such purposes any conversion or exercise limitations, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) within 120 days of such date for the purpose of obtaining Shareholder Approval, with the recommendation of the Company's Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

         8. ADJUSTMENT TO SET PRICE. Subsection 4(c)(viii) is deleted and replaced in its entirety as follows:

          "Prior to submitting the transactions contemplated by the Purchase Agreement to a vote for Shareholder Approval, the Company agrees that it is prohibited from taking any actions specified in Sections 4(c)(iii)-(v) which would result in any adjustment to the Set Price that would cause the transactions contemplated under the Transaction Documents to violate the rules of the Principal Market. Whenever the Set Price is adjusted pursuant to any of Section 4(c)(ii) - (v), the Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment."

         9. EFFECT ON DEBENTURE. Except as expressly set forth above, all of the terms and conditions of the Debenture and the First Amendment shall continue in full force and effect after the execution of this Amendment, and shall not be in any way changed, modified or superseded by the terms set forth herein.

         10. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution of this Amendment may be made by delivery by facsimile.

         11. DEFINITIONS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE DEBENTURE.

         Executed as of November 30, 2004 by the undersigned duly authorized representatives of the Company and Midsummer:


ISLAND PACIFIC, INC.                    MIDSUMMER INVESTMENT LTD.


By: /s/ RAN FURMAN                      By: /s/ SCOTT D. KAUFMAN
    ----------------------------            ------------------------------
Name: Ran H. Furman                     Name: Scott D. Kaufman
Title: CFO                              Title: Managing Director,
                                               Midsummer Capital LLC
                                               Acting as investment manager of
                                               Midsummer Investment Ltd.